Exhibit 99.B(d)(18)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Alliance Capital Management L. P.

As of March 10, 2003

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional International Trust

Emerging Markets Equity Fund

Agreed and Accepted:

SEI Investments Management Corporation	Alliance Capital Management L.P.
By: Alliance Capital Management
Corporation, its general partner

By:	By:

/s/ Todd Cipperman	/s/ Louis T. Mangan

Name:	Name:

Todd Cipperman	Louis T. Mangan

Title:	Title:

Vice President	Assistant Secretary